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                                                                    EXHIBIT 99.1


                                                      May 20, 2000


Board of Directors
webMethods, Inc.
3930 Pender Drive
Fairfax, VA 22030

Members of the Board:

We understand that Active Software, Inc. ("Active" or the "Company"), webMethods, Inc. ("webMethods") and Wolf Acquisition, Inc., a wholly owned subsidiary of webMethods ("Acquisition Sub"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated May 20, 2000 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into Active. Pursuant to the Merger, Active will become a wholly owned subsidiary of the Company and each outstanding share of common stock, par value $0.001 per share (the "Active Common Stock"), of Active, other than shares held in treasury or held by webMethods or Acquisition Sub, shall be converted into the right to receive 0.527 shares (the "Exchange Ratio") of common stock, par value $0.01 per share, of webMethods (the "webMethods Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement and certain related documents.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to webMethods.

For purposes of the opinion set forth herein, we have:

       (i) reviewed certain publicly available financial statements and other information of Active and webMethods, respectively;

       (ii) reviewed certain internal financial statements and other financial and operating data concerning Active and webMethods prepared by the management of Active and webMethods, respectively;

       (iii) reviewed certain financial projections prepared by the management of Active;

       (iv) reviewed certain financial projections prepared by the management of webMethods;

       (v) discussed the past and current operations and financial condition and the prospects of Active, including information relating to certain strategic, financial and


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              operational benefits anticipated from the Merger, with senior executives of Active and webMethods;

       (vi) discussed the past and current operations and financial condition and the prospects of webMethods, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of webMethods;

       (vii) reviewed the pro forma impact of the Merger on webMethods' present and projected financial performance and other financial ratios;

       (viii) reviewed the reported prices and trading activity for the Active Common Stock and the webMethods Common Stock, respectively;

       (ix) compared the financial performance of Active and webMethods and the prices and trading activity of the Active Common Stock and the webMethods Common Stock with that of certain other comparable publicly-traded companies and their securities;

       (x) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

       (xi) participated in discussions and negotiations among representatives of Active and webMethods and their financial and legal advisors;

       (xii) reviewed the draft Merger Agreement and certain related documents; and

       (xiii) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Active and webMethods. We have relied upon the assessment by the management of Active and webMethods of their ability to retain key employees of Active We have also relied upon, without independent verification, the assessment by the management of Active and webMethods of Active's technologies and products, the timing and risks associated with the integration of Active with webMethods and the validity of, and risks associated with, Active's existing and future products and technologies. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be accounted for as a pooling of interests and it will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986. We have not made any independent valuation or appraisal of the assets


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or liabilities of Active, nor have we been furnished with any such appraisals.
Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors of webMethods in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for webMethods and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of webMethods and may not be used for any other purpose without our prior written consent. In addition, this opinion does not in any manner address the prices at which webMethods Common Stock will trade at any time or following consummation of the Merger, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Active and webMethods should vote at their respective shareholders' meetings held in connection with the Merger.

Based on the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to webMethods.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By:
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                                                Michael J. Boublik
                                                Managing Director